Exhibit 99.1

April 22, 2022

Moving iMage Technologies Announces Enhancement of its Accessibility Strategy to Enable Under-served Populations to Enjoy the Moviegoing Experience

Acquisition of QSC LLC’s USL accessibility products enables MiT to assume sales, distribution, manufacturing and servicing

Moving iMage Technologies (MiT) (NYSE American: MITQ), a leading digital cinema technology company, and QSC LLC, a leading provider of AV technologies, today announced an agreement where QSC will transfer IP, finished goods and parts inventory, sales, distribution and servicing of the USL line of accessibility products to MiT. MiT will also manufacture the USL products in its own facilities going forward. Terms were not disclosed.

“MiT has a vision of enabling under-served communities to enjoy the movie going experience fully,” said Joe Delgado, executive vice president of sales and marketing at MiT. “We see the acquisition of the USL product line as a key expansion of this strategy as these products enable the hearing and visually impaired to enjoy the cinematic experience. In addition, these products are fully compliant with the ADA and are a requirement for every movie theater in the nation.

“We also see this as a natural extension of our efforts to address a different under-served population - the 70 million non-English proficient speakers in the U.S. In the coming months, we will release our disruptive proprietary technology and subscription service called the MiTranslator, an offering which will allow moviegoers to enjoy movies in their native language through a pair of AR glasses,” concluded Delgado.

“Over the years, MiT has proven itself as a valued QSC sales partner,” says Barry Ferrell, senior director of cinema product development at QSC. “We’re confident that MiT is the right fit to continue providing this essential accessibility technology to moviegoers.”

QSC is no longer accepting new purchase orders for these products and will work with customers on a case-by-case basis to deliver existing orders by May 13, 2022. For orders that have not been fulfilled by May 13, QSC and MiT will work together to ensure a successful transition for customers.

The USL line of accessibility products includes infrared-based assistive listening and closed caption devices for cinema patrons. Since 2018, movie theatres in the U.S. have been required to make assistive listening and closed captioning equipment available for patrons, as mandated by Title III of the Americans with Disabilities Act.

About Moving iMage Technologies

MOVING iMAGE TECHNOLOGIES is a leading provider of technology, products, and services to the Motion Picture Exhibition industry. We sell proprietary products, which we design and manufacture in-house, and are developing, introducing, and supporting a wide range of disruptive technologies that will bring SaaS and subscription-based products. Our Caddy brand of proprietary products is a leading provider of proprietary cup holders, trays, and other products to entertainment and sports venues. Our 28,000 sq. ft. facility is home to our corporate offices, engineering & manufacturing, distribution, integration, and service and support divisions in Fountain Valley, California. Our strategic location augments a global network of service partners & OEM manufacturers. For more information, visit www.movingimagetech.com .

About QSC

Founded over five decades ago, QSC is a globally-recognized leader in the design, engineering and manufacture of award-winning, high-performance loudspeakers, digital mixers, power amplifiers, audio processors, digital cinema solutions, and the Q-SYS™ cloud-manageable audio, video and control Platform. Offering reliable, scalable and flexible solutions for entertainment, collaboration and commercial AV applications, our worldwide network of sales, service and support teams empowers people everywhere to create impactful connections and memorable experiences.

Moving iMage Technologies Investor Relations and Media Contacts:
Brian Siegel, IRC®, M.B.A.
Senior Managing Director
Hayden IR
(346) 396-8696
brian@haydenir.com